EXHIBIT 10.6

TRW AUTOMOTIVE HOLDINGS CORP.
2012 STOCK INCENTIVE PLAN

GENERAL
RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, is made effective as of                               , 20         (the “Grant Date”), between TRW Automotive Holdings Corp. (the “Company”) and                              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that the Participant be granted the Restricted Stock Units provided for herein pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)                                 “409A Change of Control” means a Change of Control as defined in the Plan that constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(b)                                 “Cause” means (i) such Participant’s continued failure to substantially perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company or any of its Subsidiaries or Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) such Participant’s conviction of, or plea of nolo contendere to (or similar plea under the applicable international jurisdiction), a crime constituting (A) a felony under the laws of the United States or any state thereof or the equivalent thereof under the laws of the applicable international jurisdiction, or (B) a misdemeanor involving moral turpitude, (iv) such Participant’s willful malfeasance or willful misconduct in connection with such Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates or (v) such Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject.

(c)                                  “Good Reason” means (i) the failure of the Company or its Affiliate to pay or cause to be paid or provided Participant’s salary or any annual bonus award earned under any Operational Incentive Plan when due, (ii) any requirement that Participant’s principal office or work location shall be located 60 miles or more away from its current location, or (iii) any material diminution for a period of at least 30 days in Participant’s authority or responsibilities from those currently held; provided, that the events described in clauses (i), (ii) or (iii) of this definition shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Participant of written notice of the event.

(d)                                 “Plan” means the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan, as the same may be amended, supplemented or modified from time to time.

(e)                                  “Restricted Stock Unit” means the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock, par value $0.01 per share (the “Shares”).

(f)                                   “Retirement” means the termination of the Participant’s employment with the Company and its Affiliates (i) at age 60 or older with 10 years of service, or (ii) at age 65 or older.

2.                                      Grant of Restricted Stock Units; Dividends.  The Company hereby grants to the Participant, subject to the terms and conditions of this Agreement and the Plan,                                            (        ) Restricted Stock Units. The Participant shall not possess any voting rights in Shares in respect of the Restricted Stock Units until such Restricted Stock Units have been distributed to the Participant in the form of Shares.  If dividends are declared and paid by the Company during the period in which the Restricted Stock Units are outstanding (the “Dividends”), then on each date on which Shares are delivered to the Participant in respect of the Restricted Stock Units pursuant to Sections 3(a), 3(b) or 3(c), the Participant shall also be paid an amount in cash (in the case of a cash dividend declared and paid by the Company) or distributed a number of Shares (in the case of a stock dividend declared and paid by the Company), in each case equal to the aggregate Dividends that would have been paid to the Participant if the Restricted Stock Units with respect to which the Shares are being delivered had in fact been Shares during the period in which the dividends were paid.

3.                                      Delivery of Shares Underlying the Restricted Stock Units.

(a)                                 In General.  Subject to Sections 3(b), 3(c) and 3(d), commencing on the first anniversary of the Grant Date and continuing on each of the second and third anniversaries of the Grant Date, the Company shall issue or cause there to be transferred to the Participant a number of Shares equal to one third of the aggregate number of Restricted Stock Units granted to the Participant under this Agreement.

(b)                                 Termination of Employment.  If the Participant ceases to be employed by the Company or one of the Company’s Affiliates for any reason, the Restricted Stock Units, and any corresponding Dividends, shall be immediately and automatically canceled by the Company without any payment or other consideration and without notice or any other action by the

Company; provided, however, that if the Participant’s employment is terminated due to Retirement, the Company shall continue to issue, or cause there to be transferred, Shares, and the corresponding Dividends, according to the schedule set forth in Section 3(a).

(c)                                  409A Change of Control.  Notwithstanding the foregoing, if from the date of a 409A Change of Control until the second anniversary of the 409A Change of Control the Participant’s employment is terminated (i) by the Company or one of the Company’s Affiliates without Cause or by the Participant for Good Reason, or (ii) upon Retirement by the Participant, the Company shall immediately issue or cause there to be transferred, to the extent not previously issued, transferred, canceled or forfeited in accordance with this Section 3, to the Participant a number of Shares equal to (i) the aggregate number of Restricted Stock Units granted to the Participant under this Agreement in the case of a termination without Cause or for Good Reason or (ii) the number of Shares that would be distributable under Section 3(b) in the case of Retirement, in each case, in full satisfaction of the Participant’s rights under this Agreement and subject to any required delay in distribution as may be required under Section 21 of the Plan.

(d)                                 Cancellation of Restricted Stock Units.  Upon the issuance or transfer of Shares in accordance with this Section 3, a number of Restricted Stock Units equal to the number of Shares issued or transferred to the Participant shall be canceled.

(e)                                  Shares.  As soon as practicable following the delivery date of the Shares subject to the Restricted Stock Units, the Company shall deliver such Shares in the Participant’s name.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing such Shares to the Participant, any loss by the Participant of any certificates that may be issued therefore, or any mistakes or errors in the issuance of any certificates or in the certificates themselves.

4.                                      Legend on Certificates.  The Shares issued to the Participant in respect of the Restricted Stock Units shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws or the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any certificates that may be issued representing the Shares to make appropriate reference to such restrictions.

5.                                      No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates.  Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.                                      Transferability.  Unless otherwise determined by the Committee, a Restricted Stock Unit may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.                                      Withholding.  The Company or its Affiliate shall have the right to withhold from any payment due or transfer made with respect to the Restricted Stock Unit or any Dividend thereon or any other compensatory amounts due to the Participant, any applicable withholding taxes in respect of the Restricted Stock Unit or the Shares to which they relate or any Dividend or other payment or transfer with respect to the Restricted Stock Unit or under the Plan and to take such action as may be necessary at the option of the Company to satisfy all obligations for the payment of such taxes.

8.                                      Securities Laws.  Upon the acquisition of any Shares delivered in respect of the Restricted Stock Units pursuant to Sections 3(a), 3(b) and 3(c), the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.                                      Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon delivery to the addressee.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

11.                               Restricted Stock Units Subject to the Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Restricted Stock Units and any Shares delivered in respect thereto are subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.                               Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the Option awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including any such transmission to countries with less data protection than the data protection provided by the Participant’s home country.  This authorization/consent is freely given by the Participant.

13.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart or other signature hereupon delivered by facsimile or electronic image scan shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

14.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units granted under this Agreement and participation in the Plan or future awards that may be granted under the Plan by electronic means or to request the Participant consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

TRW AUTOMOTIVE HOLDINGS CORP.

By:
Name:
Its:

Participant